Exhibit 3.7

WESTROCK MWV, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS AGREEMENT is entered to as of August 28, 2015, by WestRock Company, a Delaware corporation (the “Sole Member”), under the following circumstances:

A. The Company was organized as a Delaware corporation under the name “MW Holding Corporation” on August 24, 2001.

B. The Sole Member now desires to enter into a limited liability company agreement (as defined in Section 101(7) of the Delaware Limited Liability Company Act) with respect to the Company pursuant to Section 201(d) of the Delaware Limited Liability Company Act.

NOW, THEREFORE, the limited liability company agreement of the Company shall be as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (Title 6, Chapter 18 of the Delaware Code) and any successor statute, as amended from time to time.

“Capital Account” means the account maintained pursuant to Section 3.3.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as the same may hereafter be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Limited Liability Company Interest” means a Member’s share of the profits and losses of the Company and a Member’s right to receive distributions of the Company’s assets.

“Member” means (i) the Sole Member, so long as the Sole Member remains a member of the Company, and (ii) any person who subsequently becomes a holder of a Limited Liability Company Interest in the Company, so long as such Person continues to hold a Limited Liability Company Interest in the Company.

“Person” means a natural person, partnership (whether general or limited, domestic foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other Individual or entity in its own or any representative capacity.

“Sole Member” means the Person who has executed this Agreement as the Sole Member and any Person which succeeds to the entire Limited Liability Company Interest in the Company.

1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 2

THE COMPANY

2.1. Principal Place of Business. The Company may conduct its business at such place or places as the Sole Member from time to time may determine.

2.2. Registered Office and Registered Agent. The Company’s registered office and its registered agent shall be as identified in the Certificate. The Sole Member from time to time may change the Company’s registered office and its registered agent by causing appropriate filings to be made with the Secretary of the State of Delaware. If the registered agent ceases to act as such for any reason or if the address of the registered agent changes, the Sole Member promptly shall designate a replacement registered agent or shall cause such change of address to be filed with the Secretary of State of Delaware, as the case may be.

2.3. Business, Purposes and Activities; Powers and Privileges. The Company may carry on any lawful business, purpose or activity in which a limited liability company may engage under the Act. The Company shall possess, and may exercise, all powers and privileges granted by the Act, by any other law or by this Agreement, together with all powers incidental thereto (including all such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company).

2.4. Period of Duration. The period of the Company’s duration shall be perpetual, subject to dissolution of the Company in accordance with the Act and. this Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNT;

AND LIMITED LIABILITY COMPANY INTEREST

3.1. Sole Member. The Sole Member has been admitted as the sole Member of the Company, with the entire Limited Liability Company Interest in the Company,

3.2. No Obligation to Contribute Additional Capital. No Member of the Company (including, without limitation, the Sole Member) shall have any obligation to contribute any additional capital to the Company; provided, however, that the Sole Member may contribute additional cash or other property to the Company from time to time, or at any time, as the Sole Member may determine, in its sole discretion.

3.3. Capital Account. A capital account (“Capital Account”) shall be maintained by the Company for the Sole Member. The Capital Account generally shall consist of the fair market value of the Company: (i) increased by any capital contributions made by the Sole Member and the Sole Member’s share of the Company’s profits, and (ii) decreased by the amount of any distributions to the Sole Member in reduction of the Company’s capital and the Sole Member’s share of the Company’s losses. In the event the Sole Members assigns all or any part of the Sole Member’s Limited Liability Company Interest, the Capital Account of the Sole Member, to the extent it relates to the portion of the Limited Liability Company Interest assigned, shall become the Capital Account of the Sole Member’s assignee.

3.4. Tax Status. It is the intention of the Sole Member that the Company be disregarded for all federal and relevant state tax purposes and that the activities of the Company be deemed to be activities of the Sole Member for such tax purposes. All provisions of the Company’s Certificate and this Agreement shall be construed so as to preserve that tax status so long as there is only one Member of the Company. If at any time, there are two or more Members of the Company, the Company shall be treated as a “partnership” for all federal and relevant state tax purposes and shall make all available elections to be so treated. In the event that the Company is treated as a “partnership” for tax purposes in accordance with the preceding sentence, then within 90 days after the end of each fiscal year, the Company shall cause to be delivered to each Person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal, state or local income tax (or information) returns, including a statement showing each Member’s share of income, gain or loss, and credits for the fiscal year.

ARTICLE 4

PROFITS AND LOSSES AND DISTRIBUTIONS

4.1. Determination of Net Profits and Net Losses. The net profits or net losses and each item of Company income, gain, loss, deduction or credit shall be determined from the Company’s books and records using the method of accounting determined in accordance with Section 9.1. Adjustments to net profits and losses shall be made as necessary to properly reflect items of income and expense which are not recognized for federal income, tax purposes, if any.

4.2. Allocation of Net Profits and Net Losses. All of the Company’s net profits, gains and net losses shall be allocated to the Sole Member.

4.3. Distributions. The Company may distribute cash or other assets to the Sole Member at such times and in such amounts, as may be determined from time to time by the Sole Member, subject to such limitations as are imposed by the Act.

ARTICLE 5

ADMINISTRATIVE PROVISIONS

5.1. Management by the Sole Member. The Sole Member of the Company shall have the right and power to manage and control the business and affairs of the Company, and the Sole Member may make any decisions and take any action for the Company not otherwise provided for in this Agreement, subject in either case to the delegation of any part of such right and power by the Sole Member to another Person (including without limitation, any officer appointed pursuant to Section 5.2 or any employee of the Company).

5.2. Officers of the Company. The Sole Member from time to time shall appoint a President, a Secretary, and a Treasurer of the Company and, if the Sole Member so determines, a Chief Executive Officer, one of one Vice Presidents, Assistant Secretaries, Assistant Treasurers and any such other officer or officers as the Sole Member determines is necessary or appropriate. Any number of officers may be held by the same person. Each officer shall hold office until such officer’s successor is appointed or until removed from office by the Sole Member.

5.3. Duties and Responsibilities of the Officers. The officers or the Company shall have such duties and responsibilities as may be determined by the Sole Member and, unless otherwise determined by the Sole Member, the following officers shall have the following duties and responsibilities:

(a) Chief Executive Officer. The Chief Executive Officer, if any, shall have the authority to execute contracts, deeds, notes, mortgages, bonds other obligations, and other papers in the name of the Company shall be coordinate with like authority of the President. The Chief Executive Officer shall perform such other and further duties as may from time to time be required of him by the Sole Member.

(b) President. Unless the Sole Member shall have designated the Chief Executive Officer, if there is one, as the chief executive officer, the President shall have the general supervision, administration and direction of all the Company’s affairs, subject to the direction of the Sole Member. The authority of the President to execute contracts, deeds, notes, mortgages, bonds, other obligations, and other papers in the name of the Company shall be coordinate with like authority of the Chief Executive Officer, and the President shall perform such other duties and shall have such other powers as the Sole Member from time to time may determine. The President may vote the capital shares of any subsidiary of the Company, whether domestic or foreign, on behalf of the Company.

(c) Vice President. The Vice President, if any, shall perform all duties of the President, in case of the President’s disability. The authority of the Vice President to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Sole Member or the execution of which the Sole Member has not specifically delegated to another Person shall be co-ordinate with the authority of the President. If more than one Vice President is appointed, the Vice President designated by the Sole Member shall perform the duties of the President upon the President’s disability. If the Sole Member fails to make such a designation, the Vice President who has held the office of Vice President for the longest consecutive period immediately prior to the President’s disability shall perform the duties of the President.

(d) Secretary. The authority of the Secretary to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Sole Member or the execution of which the Sole Member has not specifically delegated to another individual shall be co-ordinate with the authority of a Vice President. The Secretary shall perform such other duties and shall have other powers as the Sole Member from time to time may determine.

(e) Assistant Secretary. The Assistant Secretary, if any, or if there be more than one, the Assistant Secretaries in the order determined by the Sole Member (or if there be no such determination, then in the order of their election) shall in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and shall have such other powers as the Sole Member from time to time may determine.

(f) Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Sole Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Sole Member, taking proper vouchers for such disbursements, and shall render to the President and to the Sole Member, when the Sole Member so requires, an account of all transactions as Treasurer and of the financial condition of the Company. The authority of the Treasurer to execute on behalf of the Company any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the Sole Member or the execution of which the Sole Member has not specifically delegated to another individual shall be co-ordinate with the authority of a Vice President. The Treasurer shall perform such other duties and shall have such other powers as the Sole Member from time to time may determine.

(g) Assistant Treasurer. The Assistant Treasurer, if any, or if there be more than one, the Assistant Treasurers in the order determined by the Sole Member (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and shall have such other powers as the Sole Member from time to time may determine.

5.4. Limitation of Liability. No Person shall be liable to the Company for any loss or damage suffered by it on account of any action taken or omitted to be taken by such Person as an officer of the Company, if such Person: (a) acted in good faith, in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances, or (b) in good faith took, or omitted to take, such action in reliance upon advice of counsel for the Company or upon the books and records of the Company, upon reports made to the Company by an officer or employee or by any other Person selected for the purpose with reasonable care by the Company in charge of its accounts or certified by a public accountant or firm of public or registered accountants, or by an appraiser selected with reasonable care by the Sole Member, or (c) in good faith considered the assets of the Company to have a value equal to their book value or followed what such Person believed to be sound accounting and business practice.

5.5. Indemnification. (a) The Company shall indemnify and shall hold each Person who serves, or who has served, as an officer of the Company (whether or not such Person continues to be such officer of the Company) harmless to the fullest extent permitted under the Act and other provisions of applicable law. In addition, if and to the extent authorized in a specific case by the Sole Member, the Company may indemnify and hold each Person who serves, or who has served: (i) as an employee or agent of the Company, or (ii) at the request of the Company as a director, manager, officer, trustee, partner, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (whether or not such person continues to serve in such position), harmless to the fullest extent permitted under the Act and other provisions of applicable law. The Company may pay expenses (including, without limitation, attorney’s fees) incurred by any Person who is eligible for indemnification in any action, suit or proceeding as they are incurred, in advance of the final disposition of such action, suit or proceeding, as authorized by the Sole Member. For purposes of this section, references to the Company shall include all constituent Persons absorbed in a consolidation or merger as well as the resulting or surviving Person.

(b) The indemnification provided by this Section 5.5 shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Certificate or this Agreement, any other agreement, any insurance policy or any vote of Members or the Management Committee, as a matter of law or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall insure to the benefit of the heirs, executors, administrators and other legal representatives of such a Person.

5.6. No Liability for Debts, Obligations and Liabilities. The debts, obligations; and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities the Company, and the Sole Member shall be obligated personally for any debt, obligation or liability solely by reason of being the Sole Member of the Company.

ARTICLE 6

TRANSFER OF LIMITED LIABILITY COMPANY INTEREST

6.1. Assignment. The Sole Member may assign to any Person all or any portion of the Sole Member’s Limited Liability Company Interest by executing and delivering to the Company an assignment of such interest. Upon acceptance of any such assignment by the assignee, the assignee shall become a Member of the Company with the Limited Liability Company Interest (or portion thereof) assigned to the assignee.

6.2. Amendment for Multiple Members. Notwithstanding Section 6.1, if as a result of any assignment by any Sole Member of a portion of Sole Member’s Limited Liability Company Interest, the Company would have more than one Member, the Sole Member shall amend this Agreement at the time of such assignment to provide for the existence of multiple Members and for the prior consent of all members upon the assignment of membership interest to any one Person.

ARTICLE 7

NO EVENTS OF WITHDRAWAL

7.1. No Events of Withdrawal. No event specified in Section 304 of the Act (or any successor provision) shall result in any Person ceasing to be a Member of the Company.

ARTICLE 8

DISSOLUTION AND WINDING UP OF THE COMPANY

8.1. Dissolution of the Company. The Company shall be dissolved only upon the earlier of: (i) approval of the dissolution of the Company by the Sole Member, (ii) the entry of a decree of judicial dissolution of the Company in accordance with the Act, or (iii) the occurrences of any event which terminates the membership in the Company of the last remaining Member unless, within 90 days after such event, a new Member is admitted to the Company, with the approval of the Sole Member, effective as of the date of the event which terminated the membership of the last remaining Member.

8.2. Winding Up the Company. Upon dissolution of the Company, the Sole Member immediately shall commence to wind up the Company and settle and close it business, dispose of and convey its property, discharge or make reasonable provision for its liabilities and distribute to the Sole Member any remaining assets. In the winding up of the Company, the Company’s assets shall be distributed in accordance with the priorities specified in the Act and other applicable law. Upon completion of the winding up of the Company, the Sole Member shall cause a Certificate of Cancellation to be filed with the Secretary of State of Delaware in accordance with the Act.

ARTICLE 9

ACCOUNTING MATTERS

9.1. Accounting Method and Tax Year. The Company shall keep full and complete books of account of the Company on such basis as may be determined by the Sole Member and shall maintain such books and records at the Company’s principal office or at such other place as may be determined by the Sole Member. The basis on which the Company shall maintain its accounting records and shall report its income for federal income tax purposes shall be determined by the Sole Member. The fiscal year of the Company shall be the calendar year.

ARTICLE 10

MISCELLANEOUS

10.1. Effectiveness of this Agreement. This Agreement shall become effective as of the date first set forth above.

10.2. Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as, and only so long as the economic or legal substance of the transactions contemplated this Agreement is not affected in any manner materially adverse to any party to this Agreement. Upon any determination that any provision of this Agreement is invalid, illegal or incapable of being enforced and does not adversely affect the substance of the transactions contemplated by this Agreement in a material way, this Agreement shall be modified in such a manner so as to effect the original intent of the Sole Member as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

10.3. Entire Agreement; Amendments. This Agreement supersedes all other agreements, written or oral, with respect to the matters covered herein, and shall constitute the sole limited liability company agreement with respect to the Company. The Agreement may be amended, modified or terminated only by a writing signed by the Sole Member.

10.4. Governing Law. This Agreement shall be governed by, and the legal relations among the parties shall be construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Sole Member has executed this Agreement effective as of the day and year first-above written.

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel and Secretary